Exhibit 99.1

CONTACTS: Richard Leland Office Depot, Inc. 561-438-3796 Richard.Leland@officedepot.com	Karen Denning Office Depot, Inc. 630-438-7445 Karen.Denning@officedepot.com

Office Depot Responds to District Court’s Ruling on Merger with Staples

BOCA RATON, Fla. May 10, 2016 – Office Depot, Inc. (NASDAQ: ODP) today issued the following statement from Chairman and Chief Executive Officer Roland Smith after the U.S. District Court in the District of Columbia granted the Federal Trade Commission’s (FTC) request for a preliminary injunction to block the proposed merger of Staples, Inc. (NASDAQ: SPLS) and Office Depot.

Smith commented:

“While we are respectful of the Court’s decision to grant the FTC’s request for a preliminary injunction to prevent our merger with Staples, we are disappointed by this outcome and strongly believe that a merger would have benefitted all of our customers in the long term. We do not intend to appeal the Court’s decision and the two companies plan to terminate the merger agreement effective May 16, 2016.

“As the Staples merger process comes to an end, we look forward to re-energizing our business. We remain committed to delivering our 2016 Critical Priorities and realizing the remaining synergies and efficiencies that come from the integration of Office Depot and OfficeMax. Once the Staples merger agreement is formally terminated, we plan to host an investor conference call on May 16 to discuss next steps in our go-forward strategy.”

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The Company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The Company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.